SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant {x} Filed by a Party other than the Registrant { } Check the appropriate box: { } Preliminary Proxy Statement { } Confidential, for use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
{X} Definitive Proxy Statement
{ } Definitive  Additional Materials
{ } Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                         WINTRUST FINANCIAL CORPORATION

--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
{X} No fee required.
{ } Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and 0-11

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction:

        (5) Total fee paid:

{ } Fee paid previously with preliminary materials:
{ } Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:

        (2) Form, Schedule or Registration Statement No.:

        (3) Filing Party:

        (4) Date Filed:

                         WINTRUST FINANCIAL CORPORATION
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 24, 2001


         The 2001 Annual Meeting of Shareholders of Wintrust Financial Corporation will be held at the Hyatt Deerfield Hotel, 1750 Lake Cook Road, Deerfield, Illinois 60015, on Thursday, May 24, 2001, at 10:00 a.m. local time, for the following purposes:

     1. To elect eight Class II directors to hold office for a three-year term;

     2. To consider a proposal to approve the Wintrust Financial Corporation Directors Deferred Fee and Stock Plan;

     3. To transact such other business as may properly come before the Meeting and any adjournment thereof.

The record date for determining shareholders entitled to notice of, and to vote at, the Meeting is the close of business on April 3, 2001. To make it easier for you to vote, we are again providing the options of internet and telephone voting. The instructions printed on your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

                                             By order of the Board of Directors,


                                             /s/ David A. Dykstra
                                             David A. Dykstra
                                             Secretary

April 27, 2001


WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOU VOTE BY ONE OF THE METHODS NOTED ABOVE.

                         WINTRUST FINANCIAL CORPORATION
                               727 North Bank Lane
                           Lake Forest, Illinois 60045

                                 PROXY STATEMENT
                         FOR THE 2001 ANNUAL MEETING OF
                 SHAREHOLDERS TO BE HELD THURSDAY, MAY 24, 2001


          These proxy materials are furnished in connection with the solicitation by the Board of Directors of Wintrust Financial Corporation (the "Company"), an Illinois corporation, of proxies to be used at the 2001 Annual Meeting of Shareholders of the Company and at any adjournment of such meeting.

          You are cordially invited to attend the Company's Annual Meeting of Shareholders to be held on May 24, 2001, at 10:00 a.m., at the Hyatt Deerfield, 1750 Lake Cook Road, Deerfield, Illinois 60015.

PROXIES, OUTSTANDING VOTING SECURITIES, AND SHAREHOLDERS ENTITLED TO VOTE

          The Board of Directors has fixed the close of business on April 3, 2001 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, the Company had outstanding 8,616,976 shares without par value of Common Stock ("Common Stock"). Each outstanding share of Common Stock entitles the holder to one vote. Representation at the meeting of a majority of shares will constitute a quorum.

          Proxies received from shareholders in proper form will be voted at the meeting and, if specified, as directed by the shareholder. Unless contrary instructions are given, the proxy will be voted at the meeting FOR the election of each of the nominees for Class II Director as set forth below, FOR approval of the Directors Deferred Fee and Stock Plan and, in accordance with the best judgment of the persons voting the proxies, with respect to any other business which may properly come before the meeting and is submitted to a vote of the shareholders. Under Illinois law and the Company's By-laws, directors are elected by a plurality of votes cast. Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Therefore abstentions will have the effect of voting against Proposal No. 2. With respect to brokers who are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers, those shares WILL NOT be included in
                                                         --------
the vote totals, although both abstentions and broker non-votes are counted as shares present for the purpose of determining whether the shares represented at the meeting constitute a quorum. A proxy may be revoked at any time prior to its exercise by means of a written revocation or submission of a properly executed proxy bearing a later date. Shareholders of record having executed and returned a proxy who attend the meeting and desire to vote in person are requested to so notify the Secretary of the Company prior to or at the time of a vote taken at the meeting.

          YOUR VOTE IS IMPORTANT.  Because many  shareholders  cannot personally
          -----------------------
attend the Annual Meeting, it is necessary that a large number be represented by proxy. Whether or not you plan to attend the meeting in person, prompt voting will be appreciated. Registered shareholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares on the proxy card. To do so, we ask that you complete, sign, date and return the enclosed proxy card promptly in the postage-paid envelope.

          This Proxy Statement is being mailed to shareholders on or about April 27, 2001.

COST OF PROXY SOLICITATION

          The cost of soliciting proxies will be borne by the Company. Directors, officers, employees and agents of the Company may solicit proxies in person or by mail, telephone, facsimile transmission and other means. Directors, officers and employees will receive no additional compensation for solicitation services. Brokerage houses, nominees, fiduciaries and other custodians have been requested to forward soliciting materials to the beneficial owners of shares of record held by them and will be reimbursed for their expenses.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

          Directors, and Director Nominees if elected, are eligible to receive awards pursuant to the Director Deferred Fee and Stock Plan which shareholders are being asked to approve in Proposal 2.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

          The By-laws of the Company provide that three classes of Directors will be elected to hold office for staggered three-year terms. Each year the shareholders elect members of one class of Directors for a term of three years. The term of office of those persons currently serving as Class II Directors will expire at this Annual Meeting of Shareholders. The term of those persons currently serving as Class III Directors expires at the Annual Shareholder Meeting to be held in 2002; and the term of Class I Directors expires at the Annual Shareholder Meeting to be held in 2003.

          The eight persons named below have been nominated for election as Class II directors for a term to end at the Annual Meeting of Shareholders in the year 2004 or until their successors are elected and qualified. All of the nominees currently serve as Class II directors except nominees Getz and Perry. Each nominee has indicated a willingness to serve, and the Board of Directors has no reason to believe that any of the nominees will not be available for election. However, if any of the nominees is not available for election, proxies may be voted for the election of other persons selected by the Board of Directors. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Shareholders of the Company have no cumulative voting rights with respect to the election of directors.

          The following sections set forth the names of nominees, continuing directors of each class, their ages, a brief description of their recent business experience, including present occupation and employment, certain directorships held by each, and the year in which they became directors of the Company. Director positions in the Company's subsidiaries are included in the biographical information set forth below. Such subsidiaries include Lake Forest Bank & Trust Company ("Lake Forest Bank"), Hinsdale Bank & Trust Company ("Hinsdale Bank"), North Shore Community Bank & Trust Company ("North Shore Bank"), Libertyville Bank & Trust Company ("Libertyville Bank"), Barrington Bank & Trust Company, N.A. ("Barrington Bank"), Crystal Lake Bank & Trust Company, N.A. ("Crystal Lake Bank"), Northbrook Bank & Trust Company ("Northbrook Bank"), Crabtree Capital Corporation ("Crabtree"), First Insurance Funding Corp. ("FIFC"), Wintrust Asset Management Company, N.A. ("WAMC"), and Tricom, Inc. of Milwaukee ("Tricom").

            NOMINEES TO SERVE AS CLASS II DIRECTORS UNTIL THE ANNUAL
                    MEETING OF SHAREHOLDERS IN THE YEAR 2004

BRUCE K. CROWTHER (49), DIRECTOR SINCE 1998 Mr. Crowther has served as President and Chief Executive Officer of Northwest Community Healthcare, Northwest Community Hospital and certain of its affiliates since January 1992. Prior to that time he served as Executive Vice President and Chief Operating Officer from 1989 to 1991. He is a Fellow of the American College of Healthcare Executives. Mr. Crowther is the past Chairman of the Board of Directors of the Illinois Hospital and Health Systems Association as well as a member of the boards of directors of the Chicago Hospital Risk Pooling Program and Dianon Systems, Inc. Mr. Crowther is a Director of Barrington Bank.

BERT A. GETZ, JR. (33), DIRECTOR NOMINEE Mr. Getz is executive vice president and a director of Globe Corporation where he has worked since 1991. Globe Corporation is a diversified investment company focused on real estate investment and development, asset management and private equity investments. Founded in 1901, Globe Corporation is currently managed by the fourth generation of Getz family members. He serves as a Trustee of the Brookfield Zoo and a Director of Children's Memorial Hospital. Mr. Getz serves as a Director of Libertyville Bank and WAMC.

WILLIAM C. GRAFT (39), DIRECTOR SINCE 1997 Since December 1999, Mr. Graft is the founding managing partner of Graft, Sciaccotta & Associates, a law firm with a practice concentrated in general corporate matters, commercial litigation, finance and complex commercial real estate law. From April 1996 to December 1999 he was the sole shareholder and President of his law firm. Until December 1995, Mr. Graft was a partner in the national law firm of Keck Mahin & Cate. Mr. Graft is also a principal and general partner of several real estate investment partnerships and corporations actively owning and developing commercial and medical real estate facilities. He serves as Chairman of the Good Shepherd Hospital Development Council, is President of the Board of Directors of the Barrington Area Arts Council, a member of the Creighton University College of Arts and Sciences Board of Advisors and serves as a director of several other private business enterprises. Mr. Graft is a Director of Barrington Bank.

MARGUERITE SAVARD MCKENNA (58), DIRECTOR SINCE 1996 Ms. McKenna is an attorney who has practiced law in Wilmette since 1983 with an emphasis in real estate/construction. She has served as President of the Wilmette Chamber of Commerce and the New Trier High School Parents Association, organizations in which she continues active membership. She is also a member of the Wilmette Harbor Rotary Club and the North Suburban Bar Association. Ms. McKenna is a Director of North Shore Bank.

ALBIN F. MOSCHNER (48), DIRECTOR SINCE 1996 Since December 1999, Mr. Moschner has been President and Chief Executive Officer of One Point Services, LLC, a telecommunications company. From September 1997 to November 1999, he served as President and Chief Executive Officer of Millecom, LLC, a developmental stage internet communications company. From August 1996 to August 1997, he served as Vice Chairman and director and an officer of Diba, Inc., a development stage internet technology company. Mr. Moschner served as President and CEO and a director of Zenith Electronics, Glenview, Illinois, from 1991 to July 1996. Mr. Moschner is also a director of Polaroid Corporation and Pella Windows Corporation. Mr. Moschner serves as a Director of Lake Forest Bank.

CHRISTOPHER J. PERRY (45), DIRECTOR NOMINEE Mr. Perry is currently Managing Director and President of Continental Illinois Venture Corporation, a position he has held since 1994, and is also a Managing Member of CIVC Partners LLC, the General Partner of the CIVC Fund, L.P. Mr. Perry has been at Bank of America or, prior to its merger with Bank of America, Continental Bank, since 1985. Prior positions with Bank of America or Continental Bank include Managing Director and head of Mezzanine Investments Group and Managing Director and head of the Chicago Structured Finance Group. Prior to joining Continental Bank, Mr. Perry was in the Corporate Finance Department of Northern Trust. Mr. Perry also serves as a Director of TransWestern Publishing Company, L.P. and a variety of other corporate and charitable boards of directors. Mr. Perry serves as Director of North Shore Bank.

INGRID S. STAFFORD (47), DIRECTOR SINCE 1998 Ms. Stafford has held various positions since 1977 with Northwestern University, where she is currently Associate Vice President for Finance and Controller. She has been a Director of Wittenberg University since 1993 and serves as its Vice Chair. She is a member of the National Association of College and University Business Officers. Ms. Stafford is the Chair of Leadership Evanston and a board member of the Evanston Community Foundation. She is also the former President of the Board of Directors of Childcare Network of Evanston and former chair of the Board of Directors of the Evanston McGaw YMCA. Ms. Stafford is a Director of North Shore Bank.

KATHARINE V. SYLVESTER (61), DIRECTOR SINCE 1996 Since November 1997, Ms. Sylvester has been the Office Manager for Fibrex Sales, Ltd. Ms. Sylvester has been active in civic affairs in the Hinsdale area for many years. She is on the Board of Trustees of the Hinsdale Community House, is a member of the Board of Directors of King Bruwaert House and is an Associate Member of the Women's Auxiliary of the Robert Crown Center for Health Education. Ms. Sylvester is a Director of Hinsdale Bank and Tricom.


           CLASS I - CONTINUING DIRECTORS SERVING UNTIL THE YEAR 2003

JAMES B. MCCARTHY (49), DIRECTOR SINCE 1996 From 1991 to present, Mr. McCarthy has been Chairman and Chief Executive Officer of Gemini Consulting Group, Inc., Oak Brook, Illinois, an international holding company that specializes in the development of ambulatory surgery center joint ventures. Mr. McCarthy serves as Vice Chairman of the Board of Trustees of Lake Forest Academy, Lake Forest, Illinois and is a member of the Board of Directors of the Robert Crown Center for Health Education, Hinsdale, Illinois. Mr. McCarthy is a Director of Hinsdale Bank.

JOHN W. LEOPOLD (57), DIRECTOR SINCE 2000 From 1989 to present, Mr. Leopold has been President of Tricom, Inc. of Milwaukee, a financial services subsidiary of the Company. Additionally, Mr. Leopold serves as President of Techstaff, Inc., a national franchise of technical placement offices for the staffing industry. Mr. Leopold is a Director of Tricom.

DOROTHY M. MUELLER (46), DIRECTOR SINCE 2000 For the past 23 years, Ms. Mueller has been Vice President of Mark I Construction, Crystal Lake, Illinois, a custom home building company. Ms. Mueller is a Director of Crystal Lake Bank.

THOMAS J. NEIS (52), DIRECTOR SINCE 1999 Mr. Neis is the owner of Neis Insurance Agency, Inc., Longaker Insurance Agency and Neis Insurance Consultants, Inc. and is an independent insurance agent with these companies. He serves as a chairman of the Crystal Lake Sister City organization and is a director of the McHenry County Foundation and several other charitable and fraternal organizations. Mr. Neis is a Director of Crystal Lake Bank.

J. CHRISTOPHER REYES (47), DIRECTOR SINCE 1996 Mr. Reyes is Chairman of Reyes Holdings which owns businesses in beverage distribution, food distribution and processing with headquarters in Lake Forest, IL. Mr. Reyes serves on the board of directors of Dean Foods Co., the Boys & Girls Clubs of Chicago, Children's Memorial Hospital, Northwestern Memorial Foundation, Museum of Science and Industry, Steppenwolf Theatre Company and Lake Forest Academy. Mr. Reyes is a Director of Lake Forest Bank.

PETER P. RUSIN (48), DIRECTOR SINCE 1997 Since 1994, Mr. Rusin has served as Executive Director of Health World, a not for profit children's health education center and museum, located in Barrington, Illinois. Mr. Rusin is a Director of Barrington Bank.

EDWARD J. WEHMER (47), DIRECTOR SINCE 1996 Since May 1998, Mr. Wehmer has served as President and Chief Executive Officer of Wintrust Financial Corporation. Prior to May 1998, he served as President and Chief Operating Officer of the Company since its formation in 1996. He served as the President of Lake Forest Bank from 1991 to 1998. He was one of the principal organizers of each of the banking subsidiaries and serves as Chairman or Vice Chairman and a Director of each of the subsidiary Banks, FIFC, WAMC and Tricom. Prior to joining the Company, Mr. Wehmer was, from 1985 to 1991, Senior Vice President, Chief Financial Officer, and a director of River Forest Bancorp, Inc. (now known as Corus Bankshares, Inc.), Chicago, Illinois. Mr. Wehmer is also a certified public accountant and earlier in his career spent seven years with the accounting firm of Ernst & Young LLP specializing in the banking field and particularly in the area of bank mergers and acquisitions. Mr. Wehmer is involved in several charitable and fraternal organizations.

          CLASS III - CONTINUING DIRECTORS SERVING UNTIL THE YEAR 2002

JOSEPH ALAIMO (70), DIRECTOR SINCE 1997 Since September 1998, Mr. Alaimo has been the President of WAMC. Immediately prior thereto, Mr. Alaimo served as Director of Trust Investments at Lake Forest Bank since December 1994. Prior to joining Lake Forest Bank, he was employed for more than 30 years by Continental Bank, where he served most recently as Director of Investor Relations. Mr. Alaimo held various senior positions in the trust department at Continental Bank before he became their Director of Investor Relations. Mr. Alaimo also currently serves as a trustee of Loomis Sayles Funds. Mr. Alaimo is a Director of WAMC.

PETER D. CRIST (49), DIRECTOR SINCE 1996 Since December 1999, Mr. Crist has served as Vice Chairman of Korn/Ferry, International, the largest executive search firm in the world. Previously he was President of Crist Partners, Ltd., an executive search firm he founded in 1995 and sold to Korn/Ferry, International in 1999. Immediately prior thereto he was Co-Head of North America and the Managing Director of the Chicago office of Russell Reynolds Associates, Inc., the largest executive search firm in the Midwest, where he was employed for more than 18 years. Mr. Crist also serves as a director of Northwestern Memorial Corporation. He is a Director of Hinsdale Bank.

KATHLEEN R. HORNE (57), DIRECTOR SINCE 1997 Mrs. Horne is a former elementary school teacher. For 14 years she was Vice President of the International
Creative Group - London/Chicago Ltd., a creative-marketing consultancy. From 1995 to 1997, she served as President of the Woman's Board of the Chicago
Horticultural Society and as a member of the Board of Directors of that organization. In 2000, Mrs. Horne represented the United States in two honorary floral exhibitions in Ireland and England. Mrs. Horne is a Director of Barrington Bank.

JOHN S. LILLARD (70), DIRECTOR SINCE 1996 Mr. Lillard has served as the Company's Chairman since May 1998. He spent more than 15 years as an executive with JMB Institutional Realty Corporation, a real estate investment firm, where he served as President from 1979 to 1991 and as Chairman - Founder from 1992 to 1994. Mr. Lillard was a general partner of Scudder Stevens & Clark until joining JMB in 1979. He is a Life Trustee of the Chicago Symphony Orchestra, and a Trustee of Lake Forest College. Mr. Lillard currently serves as a director of Stryker Corporation. Mr. Lillard is a Director of Lake Forest Bank and WAMC.

HOLLIS W. RADEMACHER (65), DIRECTOR SINCE 1996 Mr. Rademacher is self-employed as a business consultant and private investor. He has participated in the organization of six of the seven Banks. From 1957 to 1993, Mr. Rademacher held various positions, including Officer in Charge, U.S. Banking Department and Chief Credit Officer, of Continental Bank, N.A., Chicago, Illinois, and from
1988 to 1993 held the position of Chief Financial Officer. Mr. Rademacher is a director of Schawk, Inc., CTN Media Group and The Restaurant Company, as well as several other private business enterprises. Mr. Rademacher currently serves as a Director of each of the subsidiary Banks, FIFC, WAMC and Tricom.

JOHN N. SCHAPER (49), DIRECTOR SINCE 1996 Since 1991, Mr. Schaper has been a general agent for American United Life Insurance Company. He also currently serves as the president of the College of Lake County Foundation Board. Mr. Schaper is a Director of Libertyville Bank.

JOHN J. SCHORNACK (70), DIRECTOR SINCE 1996 Since 1999 Mr. Schornack has served as Chairman of Strong Arm Products, LLC. Mr. Schornack is also the former Chairman and CEO of KraftSeal Corporation, Lake Forest, Illinois, a position he held from 1991 to 1997, and retired Chairman of Binks Sames Corporation, Chicago, Illinois., where he served from 1996 to 1998. From 1955 to 1991, Mr. Schornack was with Ernst & Young LLP, serving most recently as Vice Chairman and Managing Partner of the Midwest Region. He is a Life Trustee of the Chicago Symphony Orchestra, a trustee of the Kohl Children's Museum and The Night Ministry. He also is the retired Chairman of the Board of Trustees of Barat College, Lake Forest, Illinois. Mr. Schornack is a Director of North Shore Bank and several other private business enterprises.

LARRY V. WRIGHT (61), DIRECTOR SINCE 1996 Mr. Wright serves as the president and director of Milbank Corporation, Chicago, Illinois, an investment advisory firm. Mr. Wright was appointed President in 2000 and before that served 35 years as a vice president of Milbank Corporation.


                    RETIRING DIRECTORS AND DIRECTOR EMERITUS

MAURICE F. DUNNE, JR. (74), DIRECTOR SINCE 1996 Mr. Dunne has been the President of Maurice F. Dunne Ltd., an educational consulting firm, since September 1991. Prior thereto, he served as President of the Lake Forest Graduate School of Management, Lake Forest, Illinois for more than 25 years. Mr. Dunne also served as the chief operating officer of the Northern Illinois Business Association from September 1991 to June 1993. Mr. Dunne is a Director of Lake Forest Bank and North Shore Bank. Effective at the Annual Meeting, Mr. Dunne will become a Director Emeritus for a one year term that is renewable at the Board's discretion and will be available to consult with the Board.

JAMES E. MAHONEY (63), DIRECTOR SINCE 1996 From 1978 to present, Mr. Mahoney has been the owner and President of Heidi's Cheese Products, Inc., Mundelein, Illinois. In December 2000, Mr. James E. Mahoney resigned his position as a Class I member of the Board of Directors. Mr. Mahoney is a Director of Libertyville Bank.

JANE R. STEIN (56), DIRECTOR SINCE 1996 Since 1983, Ms. Stein has been the Executive Director of the Lake County Medical Society, Lake Forest, Illinois, a not-for-profit professional association for physicians in Lake County. Since February, 1999, she has been the Executive Director of the Illinois Society of Oral and Maxillofacial Surgeons. Ms. Stein also serves as President of Marble House, Ltd., a management education and consulting firm. She is also the past president of the Chicago Association of Healthcare Executives. Ms. Stein is a Director of Libertyville Bank.

LEMUEL H. TATE, JR. (74), DIRECTOR 1996-2000 For the past four years, Mr. Tate has, from time to time served as a consultant to the Company and its subsidiaries regarding real estate leasing and acquisition matters in connection with expansion activities. From 1982 to 1988, Mr. Tate was an executive with Northwestern Telecommunication Services (now known as Northwestern Technologies Group) which is a venture partnership jointly owned by Northwestern University and Northwestern Memorial Hospital Group. He retired as President and Chief Operating Officer of the company in 1988. Since 1988, he has been active in volunteer work in the local Chicago area. He is a member of the Evanston Rotary Club and is active in the International Executive Service Corps. Since its inception in 1994, Mr. Tate has been Chairman and a Director of North Shore Bank. In May 2000, Mr. Tate became a Director Emeritus for a one year renewable term. The Board has renewed Mr. Tate's Emeritus status for another one year term that is renewable at the Board's discretion. Mr. Tate will be available to consult with the Board.

BOARD OF DIRECTORS' COMMITTEES AND COMPENSATION

BOARD OF DIRECTORS' COMMITTEES

          Members of the Company's Board of Directors have been appointed to serve on various committees of the Board of Directors. The Board of Directors has established four committees: (i) the Compensation and Nominating Committee;
(ii) the Audit Committee; (iii) the Risk Management Committee; and (iv) the Executive Committee.

          Compensation and Nominating Committee. The Compensation and Nominating Committee is composed entirely of outside directors who are not now, and have never been, officers of the Company. Currently, the members of the Compensation and Nominating Committee are Messrs. Crist (Chairman), Lillard, McCarthy, Moschner, Neis, Rademacher and Reyes and Ms. McKenna. The Compensation and Nominating Committee is responsible for reviewing the Company's compensation policies and administering the Company's employee benefit and stock incentive programs, and reports to the Board regarding executive compensation recommendations. This Committee also functions as a nominating committee to propose to the full Board a slate of nominees for election as directors. Any nominations for director, other than the slate proposed by the Board, must comply with the procedures set forth in the Company's By-Laws (See "Shareholder Proposals"). During 2000, four Compensation Committee meetings were held.

          Audit Committee. The Audit Committee is composed entirely of outside independent directors who are not now, and have never been, officers of the Company. Currently, the members of the Audit Committee are Messrs. Schornack (Chairman), Crowther, Dunne, and Graft and Ms. Stein and Ms. Sylvester. The Audit Committee is responsible for oversight of the Company's accounting, reporting and financial controls practices, reports to the Board regarding audit activities and examinations, and annually reviews the qualifications of independent auditors. Additional information regarding the functions performed by the Committee is set forth in the "Report of the Audit Committee," included in this annual proxy statement. A written charter approved by the Board of Directors governs the Audit Committee. A copy of this charter is included in Appendix A. During 2000, six Audit Committee meetings were held.

          Risk Management Committee. The Risk Management Committee currently consists of Messrs. Rademacher (Chairman), Moschner, Rusin, and Schaper, and Ms. Horne, Ms. Mueller and Ms. Stafford. The Risk Management Committee is responsible for monitoring and overseeing the Company's insurance program, interest rate risk and credit risk exposure on a consolidated basis and at the subsidiaries. This Committee is also responsible for development and implementation of the Company's overall asset/liability management and credit policies. During 2000, four Risk Management Committee meetings were held.

          Executive Committee. The Executive Committee currently consists of Messrs. Rademacher (Chairman), Crist, Lillard, Reyes, Schornack, and Wehmer, and Ms. Stafford. The Executive Committee is authorized to exercise certain powers of the Board, and meets as needed, usually in situations where it is not feasible to take action by the full Board. No Executive Committee meetings were held during 2000.

BOARD OF DIRECTORS' COMPENSATION

          Non-employee members of the Board of Directors are compensated by the Company at the rate of $500 for each Board of Directors meeting attended and $200 for each committee meeting attended. There were four meetings of the Board of Directors during 2000. In addition to regular board and committee meeting fees, the Company pays retainers to the Chairman of the Board, the chairman of the Risk Management Committee, the chairman of the Audit Committee and the chairman of the Compensation and Nominating Committee. During 2000, such retainers were $50,000, $30,000, $3,000 and $3,000, respectively, and are set to be $52,500, $35,000, $10,000 and $5,000, respectively, in 2001. Employee members of the Board of Directors receive no Board of Director compensation. All non-employee directors who serve on the subsidiary boards of directors are also entitled to compensation for such service. For the period during 2000 in which they served, all of the directors attended at least 75% of the total number of meetings held of the Board and those Committees on which they served, except for Directors Crowther, Mahoney, Reyes, Rusin and Wright.

DEFERRED COMPENSATION FOR NON-EMPLOYEE DIRECTORS

          The Wintrust Financial Corporation Deferred Director Fee Plan allows non-employee Directors to elect to defer receipt of director fees and retainers due such Directors. The deferred director fees and retainers are payable at the Director's option as a lump sum or in installments over a period not to exceed ten years. Cumulative deferred amounts bear interest at the 91-day Treasury Bill discount rate, adjusted monthly, until paid. Payments under the plan, which are unfunded obligations of the Company, begin at the date specified by the Director or upon cessation of service as a Director. If the Directors Deferred Fee and Stock Plan described in Proposal No. 2 of this Proxy Statement is approved by the shareholders at the Annual Meeting, the Deferred Director Fee Plan currently in effect will be superseded.

                        EXECUTIVE OFFICERS OF THE COMPANY

          The Company's Executive Officers are elected annually by the Company's Board of Directors at the first meeting of the Board following the Annual Meeting of Shareholders. Certain information regarding those persons serving as the Company's Executive Officers is set forth below.

Edward J. Wehmer (47) -- President and Chief Executive Officer - Mr. Wehmer serves as the Company's President and performs the functions of the Chief Executive Officer. Accordingly, he is responsible for overseeing the execution of the Company's day-to-day operations and strategic initiatives. See the description above under "Election of Directors" for additional biographical information.

David A. Dykstra (40) -- Executive Vice President, Chief Financial Officer, Secretary and Treasurer - Mr. Dykstra serves as the Company's Chief Financial Officer and oversees all financial affairs of the Company, including internal and external financial reporting. Prior thereto, Mr. Dykstra was employed from 1990 to 1995 by River Forest Bancorp, Inc. (now known as Corus Bankshares, Inc.), Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to his association with River Forest Bancorp, Mr. Dykstra spent seven years with KPMG LLP, most recently holding the position of Audit Manager in the banking practice. Mr. Dykstra is a Director of Libertyville Bank, Northbrook Bank, FIFC and Tricom.

Lloyd M. Bowden (47) -- Executive Vice President -- Technology - Mr. Bowden serves as Executive Vice President - Technology for the Company and is responsible for planning, implementing and maintaining all aspects of the subsidiary banks' internal data processing systems and technology designed to service the subsidiary banks' customer base. Mr. Bowden joined the Company in April 1996 to serve as the Director of Technology with responsibility for implementing technological improvements to enhance customer service capabilities and operational efficiencies. Prior thereto, he was employed by Electronic Data Systems, Inc. in various capacities since 1982, most recently in an executive management position with the Banking Services Division and previously in the Banking Group of the Management Consulting Division.

Robert F. Key (46) -- Executive Vice President -- Marketing - Mr. Key serves as the Executive Vice President - Marketing for the Company and directs all advertising and marketing programs for each of the subsidiary banks and WAMC. Mr. Key joined the Company in March 1996 to serve as Executive Vice President of Marketing. From 1978 through March 1996, Mr. Key was a Vice President/Account Director at Leo Burnett Company.

Barbara A. Kilian (42) -- Senior Vice President -- Finance - Ms. Kilian serves as the Senior Vice President - Finance for the Company and is responsible for the management of all accounting, auditing, financial and tax activities of the Company and its subsidiaries. Ms. Kilian joined the Company in October 2000. Previously Ms. Kilian was employed from 1995 to 2000 as Vice President - Corporate Acquisitions at FBOP Corporation, Oak Park, Illinois, and from 1986 to 1995 at First Colonial Bankshares Corporation, Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to her association with First Colonial, Ms. Kilian spent 7 years with KPMG LLP, in various audit and tax positions serving the financial institutions industry.

David J. Galvan (40) -- Vice President -- Investments - Mr. Galvan has served as the Vice President of Investments since June 1999. He directs all securities investment activity, wholesale funding and interest rate risk management for the Company. Previously, Mr. Galvan was employed for 16 years at Amcore Financial, Inc., Rockford, Illinois, where he served as Vice President and Funds Manager.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

          The following table sets forth the beneficial ownership of the Common Stock as of the Annual Meeting Record Date, with respect to (i) each Director and each Named Executive Officer of the Company; and (ii) all Directors and executive officers of the Company as a group. No shareholders are known to hold in excess of 5% of any class of the Company's voting securities.

                                                     Amount of             Currently               Total
                                                   Common Shares          Exercisable            Amount of             Total
                                                    Beneficially            Options &            Beneficial         Percentage
                                                      Owned(1)            Warrants (1)          Ownership(1)         Ownership
                                                   -------------          ------------          ------------        ----------
        DIRECTORS
        ---------
        Joseph Alaimo..........................           7,395                24,673                 32,068              *
        Peter D. Crist.........................          28,884                 2,672                 31,556              *
        Bruce Crowther.........................             645                   255                    900              *
        Maurice F. Dunne, Jr...................          45,902                 9,415                 55,317              *
        William C. Graft.......................          13,300                   340                 13,640              *
        Kathleen R. Horne......................             500                   306                    806              *
        John W. Leopold........................         188,442                    --                188,442          2.19%
        John S. Lillard........................         119,760                 4,507                124,267          1.44%
        James B. McCarthy......................          13,840                 2,551                 16,391              *
        Marguerite Savard McKenna..............          15,074                 4,156                 19,230              *
        Albin F. Moschner......................           8,869                    --                  8,869              *
        Dorothy M. Mueller.....................             150                    --                    150              *
        Thomas J. Neis.........................             617                    --                    617              *
        Hollis W. Rademacher...................          51,007                10,136                 61,143              *
        J. Christopher Reyes...................         163,940                 4,005                167,945          1.95%
        Peter P. Rusin.........................           1,000                   187                  1,187              *
        John N. Schaper........................           1,207                 1,208                  2,415              *
        John J. Schornack......................           9,500                 3,804                 13,304              *
        Ingrid Stafford........................           2,992                 3,887                  6,879              *
        Jane R. Stein..........................              --                 1,208                  1,208              *
        Katharine V. Sylvester.................           3,120                 2,793                  5,913              *
        Edward J. Wehmer**.....................         147,000               177,076                324,076          3.69%
        Larry V. Wright(2).....................         358,865                28,492                387,357          4.48%

        DIRECTOR NOMINEES NOT CURRENTLY SERVING
        ---------------------------------------
        Bert A. Getz, Jr.......................             500                 1,208                  1,708              *
        Christopher J. Perry(3)................         324,173                    --                324,173          3.76%

        OTHER NAMED EXECUTIVE OFFICERS
        ------------------------------
        Lloyd M. Bowden........................          15,641                28,803                 44,444              *
        David A. Dykstra.......................          19,074                60,611                 79,685              *
        Robert F. Key..........................          25,651                40,700                 66,351              *
        Barbara A. Kilian .....................             200                    --                    200              *

        TOTAL EXISTING DIRECTORS, & EXECUTIVE
        -------------------------------------
            OFFICERS (28 PERSONS)  ............       1,244,375               413,085              1,657,460         18.35%
            ---------------------

        TOTAL CONTINUING DIRECTORS, NOMINEES
        ------------------------------------
            & EXECUTIVE OFFICERS (28 PERSONS)         1,523,146               403,670              1,926,816         21.36%
            ---------------------------------

------------------------------------------

*       Less than 1%
**      Denotes person serving as Director and as an executive officer.
(1) Beneficial ownership and percentages are calculated in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

                                     - 9 -

(2) Includes (i) 21,433 shares and 4,667 shares subject to Warrants held directly by Larry Wright; (ii) 3,000 shares held by Milbank Corporation ("Milbank") of which Mr. Wright is an officer, director and sole shareholder and with respect to which shares he exercises shared voting and investment power; (iii) 8,721 shares and 1,092 shares subject to Warrants held by an employee retirement plan of Milbank of which Mr. Wright is a trustee with shared voting and investment power; (iv) 320,884 shares and 22,733 shares subject to Warrants held in Deerpath Investments LLP, a limited partnership ("Deerpath"), to which Milbank serves as investment advisor and with respect to which Mr. Wright exercises shared voting and investment power; and (v) 4,827 shares held in certain family trusts of another officer of Milbank with respect to which Mr. Wright acts as co-trustee and exercises shared voting power.
(3) Includes (i) 30,055 shares held directly by Mr. Perry and his immediate family; and (ii) 294,118 shares held by CIVC Fund, L.P. of which Mr. Perry is a Managing Member of the general partner and with respect to which shares he exercises shared voting and investment power.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

          The following table summarizes the compensation paid by the Company and its subsidiaries to those persons serving as Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers") during 2000, 1999 and 1998. In determining the level of bonuses in 1999, the Company's Compensation Committee evaluated the bonus amount in conjunction with stock incentive awards. See further discussion of the Company's overall compensation philosophy in the "Compensation Committee Report on Executive Compensation" contained later in this Proxy Statement.

                                                            SUMMARY COMPENSATION TABLE
                               -------------------------------------------------------------------------------------
                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                    ANNUAL COMPENSATION                    AWARDS
                                                ------------------------------------   -------------

                                                                       OTHER ANNUAL    SECURITIES      ALL OTHER
                                                                          COMPEN-      UNDERLYING       COMPEN-
           NAME AND                              SALARY        BONUS     SATION(1)      OPTIONS/       SATION(2)
      PRINCIPAL POSITION            YEAR            ($)         ($)          ($)         SARS (#)           ($)
      ------------------            ----           -----       -----        -----        --------          -----

Edward J. Wehmer                     2000       470,000         50,000      8,499              --        84,900
President & Chief                    1999       450,000         11,000      9,446          14,667           900
   Executive Officer                 1998       450,000         45,000      9,895              --         1,200

David A. Dykstra                     2000       250,000         50,000      7,484              --           600
Executive Vice President &           1999       225,000          8,000      6,911          10,667            --
    Chief Financial Officer          1998       206,000         30,000      6,517              --            --

Robert F. Key                        2000       200,000         20,000      5,558              --           720
Executive Vice President &           1999       190,000          4,500      6,003           5,600           720
   Director of Marketing             1998       180,000         18,000      6,482              --           469

Lloyd M. Bowden                      2000       160,000         19,500      2,405              --           450
Executive Vice President &           1999       150,500          4,000      2,222           5,333           450
   Director of Technology            1998       140,500         18,000      2,523              --           332

Barbara A. Kilian                    2000(3)     35,000         19,000      1,437           7,500            --
Senior Vice President - Finance

--------------------------------------------

(1) Other annual compensation represents the value of certain perquisites, including the use of a Company car and/or the payment of club dues.

(2) Represents the aggregate life insurance premium paid on behalf of the named executive officer by the Company and/or other miscellaneous benefits. For Mr. Wehmer, the amount includes $84,000 related to interest forgiven in early 2001 for interest accrued in 2000 related to a term loan agreement. See "Transactions with Management and Others".

(3) Reflects compensation for partial year service during executive's initial year of employment with the Company. The 2000 base salary for Ms. Kilian was $140,000. The 2000 bonus amount includes a signing bonus of $15,000.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The table on the following page summarizes for each Named Executive Officer certain information about options which were granted by the Company under the 1997 Stock Incentive Plan with respect to the executives' service in 2000. All options were granted at per share exercise prices equal to the fair market value per share on the date of grant.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                             % OF TOTAL                                  POTENTIAL REALIZABLE
                              NUMBER OF       OPTIONS/                                     VALUE AT ASSUMED
                                SHARES          SARS                                        ANNUAL RATES OF
                              UNDERLYING     GRANTED TO    EXERCISE                           STOCK PRICE
                               OPTIONS/       EMPLOYEES     OR BASE                          APPRECIATION
                                 SARS         IN FISCAL      PRICE     EXPIRATION        FOR OPTION/SAR TERM
           NAME                 GRANTED           YEAR      ($/SH)          DATE                5%       10%
           ----                 --------          -----     -------         -----          --------  --------


Edward J. Wehmer ..........           --             --         --             --             --             --
David A. Dykstra ..........           --             --         --             --             --             --
Robert F. Key .............           --             --         --             --             --             --
Lloyd M. Bowden ...........           --             --         --             --             --             --
Barbara A. Kilian (1)......        7,500          5.45%     $16.88       10/02/10         79,594        201,708
-------------------------------------------------

(1) Pursuant to the terms of the option award, the options vest in 20% annual increments beginning on October 2, 2001.


AGGREGATED OPTION/SAR EXERCISES AND YEAR-END VALUES

     The following table summarizes for each Named Executive Officer the number of shares of Common Stock subject to outstanding Options/SARs and the value of such Options/SARs that were unexercised at December 31, 2000. None of the Named Executive Officers had Option/SAR exercises during 2000.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                     NUMBER OF
                                                               SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                               SHARES                               UNEXERCISED                IN-THE-MONEY
                           ACQUIRED ON           VALUE            OPTIONS/SARS AT            OPTIONS/SARS AT
           NAME           EXERCISE (#)       REALIZED ($)      DECEMBER 31, 2000 (#)      DECEMBER 31, 2000 ($)
           ----           ------------       ------------      ---------------------      ---------------------
                                                                    EXERCISABLE/               EXERCISABLE/
                                                                  UNEXERCISABLE(1)           UNEXERCISABLE(1)
                                                                 -----------------           ----------------

Edward J. Wehmer..........       --               --           153,938 /     12,000      $1,212,100 /  $      0
David A. Dykstra..........       --               --            55,571 /     10,800         171,613 /         0
Robert F. Key.............       --               --            38,700 /      6,000          88,573 /         0
Lloyd M. Bowden...........       --               --            27,203 /      4,800          57,565 /         0
Barbara A. Kilian.........       --               --                 0 /      7,500               0 /         0
----------------------------------------

(1) The numbers and amounts represent shares of Common Stock subject to outstanding Options/SARs granted by the Company or its predecessors that were unexercised as of December 31, 2000.

EMPLOYMENT AGREEMENTS

          In 1998, the Company entered into a new employment agreements with Edward J. Wehmer, David A. Dykstra, Robert F. Key, and Lloyd M. Bowden, as well as certain other officers of the Company and its subsidiaries. The employment agreements contain confidentiality agreements and two-year non-compete provisions in the event of termination of employment for any reason, and provide for up to 24 months of severance pay at an annual rate equal to the executive's current base salary and prior year bonus amount in the event of (i) termination without cause, (ii) a material reduction in duties and responsibilities, (iii) permanent disability (as defined in the agreement), or (iv) reduction in base annual compensation to less than 75% of the executive's "Adjusted Total Compensation", as defined in the agreement to be the aggregate of current base salary plus the dollar value of all perquisites for the preceding twelve month period. "Adjusted Total Compensation" excludes any bonus payments paid or earned by the executives. The severance amounts payable under the agreement are subject to reduction for any income earned from other employment during the two-year period or, in the case of disability, any long-term disability insurance benefits from policies maintained or paid for by the Company. In addition, in the event of the executive's death resulting in termination of employment, the executive's beneficiaries are entitled to a lump sum payment equal to the aggregate severance pay amount, reduced by any life insurance benefits under policies paid for by the Company. The "Adjusted Total Compensation" as of the respective dates of such agreements for Messrs. Wehmer, Dykstra, Key, and Bowden were $469,000, $214,000, $190,000 and $149,000, respectively. In addition to any increases in base salaries that may be agreed to from time to time, the executives are entitled to participate in any employee insurance and fringe benefit programs that may be established by the Company for its employees. The current annual base salaries of Messrs. Wehmer, Dykstra, Key, and Bowden are $480,000, $275,000, $208,000 and $168,000, respectively.

          The employment agreements also provide for a lump sum payment in the event the executive's employment is terminated without cause (or constructively terminated due to a material reduction in duties and responsibilities or a reduction in Adjusted Total Compensation as described above) within 12 months following a change in control (as defined in the agreement) of the Company. Such change in control payment shall be equal to two times the sum of the executive's base annual salary plus prior year's bonus, subject to reduction in certain circumstances if the amount payable under the agreement together with any other amounts payable by the Company to the executive is deemed to result in "excess parachute payments" under Section 280G of the Internal Revenue Code. The agreement does not require the amount to be scaled back to satisfy the Section 280G limit, however, if the contractual change in control payment minus the excise taxes that would be payable by the executive would be greater than the reduced amount.

          Pursuant to an amendment made to Mr. Wehmer's employment agreement in January 2000, he is also entitled to certain special bonus payments to pay interest on a loan made to him by the Company. See "Transactions with Management and Others".

COMPENSATION AND NOMINATING COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The Committee that determines executive compensation consists entirely of non-employee Directors, although Edward J. Wehmer, President and Chief Executive Officer of the Company, makes recommendations to the Committee regarding compensation of officers other than himself. Mr. Wehmer serves on the compensation committees of each of the Company's subsidiaries, including WAMC and Tricom which are responsible for determining the compensation of the senior officers of those subsidiaries. Joseph Alaimo and John W. Leopold, senior officers of WAMC and Tricom, respectively, are Directors of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          OVERALL COMPENSATION PHILOSOPHY: The Compensation and Nominating Committee of the Board of Directors (the "Committee") has the responsibility to monitor and implement the overall executive compensation program of the Company. The objectives of the Company's compensation policies are to enhance shareholder value; to create and sustain high performance; to attract and retain as executives individuals who can contribute substantially to the Company's short and long term goals; and to align the interests of executives with those of the shareholders of the Company. The philosophy is to provide competitive base salaries which reflect individual levels of responsibility and performance, annual bonuses based upon personal achievement and contributions to annual corporate performance, and stock-based incentive awards. The combined result is a strengthening of the mutuality of interest in the Company's long-term performance between its executive officers and the Company's shareholders.

          BASE SALARIES: Base salaries for executive officers were determined at the time of hire by comparing responsibilities of the position with those of other similar executive officer positions in the marketplace and the individual's experience. Annual salary adjustments have been determined giving consideration to the Company's performance and the individual's contribution to that performance. While there are no specific performance weightings established, the salary recommendations are based on performance criteria such as:

     o financial performance of the Company with a balance between long and short term growth in earnings, revenue and asset growth;
     o    role in development and implementation of long term strategic plans;
     o    responsiveness  to changes in the financial  institution  marketplace;
          and
     o    growth and diversification of the Company.

          In the absence of similar de novo bank holding companies, it is difficult to identify appropriate peer group comparisons for the base salaries of the Company's executives. In addition, the Company's strategy is to pay executives very competitive salaries in an effort to attract and retain highly qualified, well-experienced individuals which, given the relatively young history of the Company, currently may be higher than those paid by comparably sized financial institutions. However, as the Company continues to mature, the Committee believes that increases to total compensation should increasingly be more heavily weighted toward the bonus and stock incentive components than the base salary component. This philosophy is intended to ensure a pay for performance compensation framework which is aligned with shareholder value.

          BONUSES: Executives may earn annual cash bonuses based upon a pay-for-performance philosophy which are determined at year-end. In recommending bonuses, the Committee considers the achievements of each executive officer for that year, as well as the Company's performance. The achievements may be quantitative or qualitative. Qualitative factors include but are not limited to commitment, dedication, demonstration of the entrepreneurial spirit, creativity and initiative, and attention to personnel relations. The Committee also evaluates the bonus amount in conjunction with stock incentive awards, if any.

          Given the size of the Company, the Committee believes it is feasible to evaluate the different individual contributions of each of the Company's executive officers, and, as a matter of policy, there has not been a defined bonus plan established. However, the Committee did evaluate the attainment of certain specific Company and individual objectives in determining the bonus amounts awarded to executives. The primary objectives were based upon net income, deposit growth, loan growth, certain financial performance measures such as net interest margin and net overhead ratios, and tailored personal objectives for each executive. The Committee used these measurable objectives as a guideline to establish executive bonuses, but the end determination of such bonuses was ultimately a discretionary decision. Accordingly, the policy used by the Board to set cash bonuses is considered subjective. The bonuses for each of the executive officers other than the President and CEO were set at the levels recommended by management.

          STOCK OPTIONS: To ensure a direct connection between the executive officer interests and the shareholders of the Company, the Company has awarded and intends to continue to award stock-based incentives which are longer term in nature than the base salary and annual bonus components of overall compensation. The incentives have been primarily in the form of stock options granted at exercise prices at or above fair market value on the date of grant. The intention is to incentivize employees to create shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the share price occurs over a specified number of years. The Company did not award equity incentives for 1998 or 2000 to any named executive officers other than Ms. Kilian upon the commencement of her employment in 2000. In 1999, the Company granted non-qualified stock options to senior management as part of their overall compensation package and in lieu of larger cash bonuses. The equity incentives were determined in the fourth quarter of 1999. Such stock options were granted at exercise prices equal to fair market value on the date of grant, were fully exercisable as of December 31, 1999 and have a term of ten years.

          CHIEF EXECUTIVE OFFICER COMPENSATION: Mr. Edward J. Wehmer was appointed Chief Executive Officer, in addition to his role as President, in May 1998. Mr. Wehmer's base salary for 1999 was established by the Committee at the beginning of the year and his salary level for 2000 was increased by $20,000, or 4.4%, to $470,000. The Committee determined that the base salary level was appropriate and that Mr. Wehmer's compensation level should be influenced more heavily by incentive-based compensation than by base salary increases.

          The 2000 bonus amount awarded to Mr. Wehmer was based on the recognition by the members of the Committee of his dedication to the success of the Company as exhibited through long-term vision, entrepreneurial spirit, hard work ethic, knowledge of the financial services industry, strong operational and financial control knowledge and his ability to recruit a management team with similar characteristics. In addition, the Committee considered the following corporate achievements:

      (1) The continued growth of the Company as one of the largest de novo banking operations in the Midwest area.

      (2) The increase in the profitability of the Company to $11.2 million in 2000 from $9.4 million in 1999.

      (3) The growth of the Company's assets, deposits and loans during 2000 of $423 million, $363 million and $280 million, respectively. The increases show growth in these categories in the range of 21% to 26%.

      (4) The Company's net revenues increased 38% in 2000 over the prior year level.

      (5) The successful opening of four additional banking facilities, including the Company's seventh separately chartered de novo bank. These additional facilities expanded the geographical reach of the organization and enlarged the platform utilized by the Company to effectuate continued growth.

      (6) The successful completion of a trust preferred securities offering during the year that provided for continued growth of the Company while maintaining an efficient capital structure.

      (7) The reduction in the net overhead ratio (exclusive of the non-recurring charge in 2000) to 1.90% in 2000 from 2.00% in 1999 despite the opening of the four additional banking facilities in 2000.

      (8) The improvement in the Company's net interest margin to 3.66% in 2000 from 3.54% in 1999 and his commitment to improving the margin through the effective execution of the Company's strategy to be "asset driven" through a diverse set of earning asset portfolios.

      (9) The successful integration of the 1999 acquisition of the Tricom, Inc. business into the Wintrust family.

      (10) The continuing stability in the manageable level of non-performing assets.

         SECTION 162(M): The Compensation and Nominating Committee does not believe that the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), relating to the deductibility of compensation paid to the Named Executive Officers, will limit the deductibility of the executive compensation currently expected to be paid by the Company. The Compensation and Nominating Committee will continue to evaluate the impact of such provisions and to consider compensation policies and programs appropriate for an organization of the Company's size and history in an effort to address the potential impact, if any, in the future.

         CONCLUSION: The Compensation Committee believes the executive officers' individual compensation packages are designed in a manner which is consistent with the Company's overall compensation philosophy.

        PETER D. CRIST (Chairman of the Committee)      ALBIN F. MOSCHNER
        JOHN S. LILLARD                                 THOMAS J. NEIS
        JAMES B MCCARTHY                                HOLLIS W. RADEMACHER
        MARGUERITE SAVARD MCKENNA                       J. CHRISTOPHER REYES

PERFORMANCE GRAPH

         The following performance graph compares the percentage change in the Company's cumulative shareholder return on common stock compared with the cumulative total return on composites of (1) all Nasdaq National Market stocks for United States companies (broad market index) and (2) all Nasdaq National Market bank stocks (peer group index). Cumulative total return is computed by dividing the sum of the cumulative amount of dividends for the measurement period and the difference between the Company's share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period. The Nasdaq National Market for United States companies index comprises all domestic common shares traded on the Nasdaq National Market and the Nasdaq Small-Cap Market. The Nasdaq National Market bank stocks index comprises all banks traded on the Nasdaq National Market and the Nasdaq Small-Cap Market.

                              1/24/97   6/30/97    12/31/97   6/30/1998 12/31/1998  6/30/1999 12/31/1999 6/30/2000 12/31/2000
------------------------------------------------------------------------------------------------------------------------------
Wintrust Financial Corporation     100     112.50     113.33     131.67    130.83      117.50     101.67    103.25     106.91
Nasdaq - Total US                  100     104.49     114.36     137.54    161.28      197.86     299.71    292.45     180.33
Nasdaq - Bank Index                100     118.50     158.60     164.36    157.58      162.35     151.48    133.17     172.97
------------------------------------------------------------------------------------------------------------------------------

          The Company became subject to reporting its cumulative shareholder returns as of January 24, 1997 when the Company became a registrant under the Securities Exchange Act of 1934. Accordingly, the graph presents the cumulative shareholder returns from January 24, 1997 through December 31, 2000 based on an assumed investment of $100 on January 24, 1997.

REPORT OF THE AUDIT COMMITTEE

          The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy
Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

          The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

          The Committee reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, and not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

          The Audit Committee discussed with the Company's independent auditors the overall scope and plan for the audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

          In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also approved the selection of Ernst and Young LLP as the Company's independent auditor for 2001.

        JOHN J. SCHORNACK  (Chairman of the Committee)  WILLIAM C. GRAFT
        BRUCE K. CROWTHER                               JANE R. STEIN
        MAURICE F. DUNNE, JR.                           KATHARINE V. SYLVESTER

TRANSACTIONS WITH MANAGEMENT AND OTHERS

          Some of the executive officers and Directors of the Company are, and have been during the preceding year, customers of the Bank, and some of the officers and Directors of the Company are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of the Bank. As such customers, they have had transactions in the ordinary course of business of the Bank, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of the Company, none of the transactions involved more than the normal risk of collectibility or presented any other unfavorable features. At December 31, 2000, the Banks had $30.5 million in loans outstanding to certain Directors and executive officers of the Company and certain executive officers of the Banks, which amount represented 29.8% of total shareholders' equity as of that date.

          During the organization of the Company's predecessor companies, Edward
J. Wehmer, President and Chief Executive Officer, purchased various shares of Company stock using borrowed funds. Mr. Wehmer maintained the loan for such purchases at an unaffiliated bank. In January 2000, the Company entered into a term note agreement with Mr. Wehmer and his spouse and loaned them $1,200,000 in order for Mr. Wehmer to retire the debt at the unaffiliated bank. The note has a maturity date of January 31, 2005 and bears interest at an annual rate of 7%, compounded annually. Interest is payable annually. The note is full recourse to the borrowers and is also secured by a pledge of 100,000 shares of the Company's common stock. If Mr. Wehmer's employment with the Company terminates for any reason, the Company has the right to immediately accelerate the maturity of the
Note if the principal and accrued interest on the Note is not paid in full within 90 days of the date of termination. The Company also agreed to amend Mr. Wehmer's employment agreement to provide for a special annual bonus to be paid to Mr. Wehmer in the amount equal to the accrued interest on the note, payable one business day prior to each anniversary of the date of the Note. If Mr. Wehmer is terminated without cause, or if he resigns for any reason within 18 months following a change of control, he is entitled to receive a special severance payment equal to accumulated interest through his termination date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file reports of holdings and transactions in the Company's Common Stock with the the Securities and Exchange Commission. Based upon its review of copies of such reports and of trading in the Company's common stock, the Company is not aware of any late filings during 2000 with the following exceptions: (1) Director Neis should have filed a Form 4 by September 10, 2000 to report purchases totaling 517 shares in August, 2000. Mr. Neis' reported such purchases in February, 2001; and (2) Director Graft reported an April 25, 2000 purchase of 1,000 shares in early June, 2000. Mr. Graft's purchase should have been reported by May 10, 2000.


                                 PROPOSAL NO. 2

                        SHAREHOLDER APPROVAL OF DIRECTORS
                           DEFERRED FEE AND STOCK PLAN

          Introduction. At the Annual Meeting, there will be submitted a proposal to approve the Wintrust Financial Corporation Directors Deferred Fee and Stock Plan (the "Plan"). The Board of Directors adopted the Plan on April
26, 2001, subject to shareholder approval. The Plan is effective upon shareholder approval.

          The following description of the Plan sets forth the material terms of the Plan; however, it is a summary, and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is attached hereto as Appendix B.

          Purpose. The purpose of the Plan is to allow directors of the Company and its subsidiaries to choose payment of directors fees in either cash or Common Stock of the Company and to facilitate deferral of receipt of fees for income tax purposes, both in cash or Common Stock. In addition, the Plan is designed to encourage stock ownership by directors by facilitating the receipt of Common Stock in lieu of directors fees. The Plan will supersede and replace cash deferred compensation plans currently maintained by the Company and its subsidiaries for directors.

          Participants.  The  Plan  is  open  to all  members  of the  Board  of
Directors   of  the  Company  and  its   subsidiaries.   Currently,   there  are
approximately 84 persons who are eligible to participate in the Plan.

          Authorization. The Company has reserved 150,000 shares for issuance under the Plan. The shares may be newly issued shares or treasury shares.

          Administration. The Board of Directors of the Company has delegated the administration of the Plan to the Company's Chief Financial Officer. As administrator, the Chief Financial Officer is authorized to interpret the Plan, to prescribe and modify its rules and procedures, and to make all other determinations necessary for its administration, including employing agents to assist in plan administration.

          Compensation Elections. Eligible directors who do not elect to participate in the Plan will continue to receive cash compensation for attendance at Board of Directors or committee meetings. Eligible directors who elect to participate in the Plan must choose from the following three compensation options:


          1. Fees Paid in Stock. If so elected by the director, the fees payable to such director will be paid in shares of the Company's Common Stock. The number of shares of Common Stock to be issued will be determined by dividing the fees earned during a calendar quarter by the fair market value (as defined in the Plan) of the Common Stock on the last trading day of the preceding quarter. The shares of Common Stock to be paid will be issued once a year on or about January 15th, or more frequently if so determined by the administrator. Once issued, the shares will be entitled to full dividend and voting rights.

          2. Deferral of Common Stock. If a director elects to defer receipt of the Common Stock, the Company will maintain on its books deferred stock units ("Units") representing an obligation to issue shares of Common Stock to the director. The number of Units credited will be equal to the number of shares that would have been issued but for the deferral election.

               Additional Units will be credited at the time dividends are paid on the Common Stock. The number of additional Units to be credited each quarter will be computed by dividing the amount of the dividends that would have been received if the Units were outstanding shares by the fair market value of the Common Stock on the last trading day of the preceding quarter.

               Because Units represent a right to receive Common Stock in the future, and not actual shares, there are no voting rights associated with them. In the event of an adjustment in the Company's capitalization or a merger or other transaction that results in a conversion of the Common Stock, corresponding adjustments will be made to the Units. The director will be a general unsecured creditor of the Company for purposes of the Common Stock to be paid in the future.

               The shares of Common Stock represented by the Units will be issued on or about January 15th in the year specified by the director in his participation agreement or in annual installments over a specified period not to exceed ten years.


          3. Deferral of Cash. If a director elects to defer receipt of directors fees in cash, the Company will maintain on its books a deferred compensation account representing an obligation to pay the director cash in the future. The amount of the director's fees will be credited to this account as of the date such fees otherwise would be payable to the director.

               All amounts credited to a director's deferred compensation account will accrue interest based on to the 91-day Treasury Bill discount rate, adjusted quarterly, until paid. Accrued interest will be credited at the end of each calendar quarter.

               No funds will actually be set aside for payment to the director and the director will be a general unsecured creditor of the Company for purposes of the amount in his deferred compensation account.

               The amount in the deferred compensation account will be paid to the director on or about January 15th in the year specified by the director in his participation agreement or in annual installments over a specified period not to exceed ten years.

          Adjustments. In the event there is any change in the outstanding shares of Common Stock as a result of any stock dividend or split, recapitalization, merger, consolidation combination, share exchange or similar corporate change, the number of shares of Common Stock available for issuance under the Plan will be adjusted accordingly.

          Amendments and Termination. The Board of Directors may at any time amend or terminate the Plan to the extent permitted by law; provided, however, that no such action may adversely affect a director's rights with respect to fees already earned but not yet paid in cash, common stock or units without the director's written consent.

          Federal Income Tax Considerations. The following discussion summarizes the federal income tax consequences to participants in the Plan. The discussion is based upon interpretations of the Code in effect as of January 1, 2001, and the regulations promulgated thereunder as of such date.

          Taxes Related to the Receipt of Stock. The fair market value of the shares of Common Stock received under the Plan is taxed as ordinary income in the year received. If a director elects to receive compensation in the form of Common Stock on a current basis, he or she will be taxed currently on the value of the shares on the date issued to the director, as if such value had been paid in cash. If a director elects to defer receipt of the Common Stock, he or she will not be taxed currently, but instead will be taxed at the time in the future when the shares of Common Stock are actually issued. At that time, the director will recognize ordinary income equal to the value of the shares determined as of the future date of issuance. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the director at that time.

          Taxes Related to the Deferral of Cash. Cash received under the Plan will be taxed as ordinary income in the year received. Accordingly, if a director elects to defer receipt of fees to be paid in cash, he or she will not be taxed currently, but will be taxed in the future on the director fees deferred and the accrued interest when the cash is actually received. The cash will be taxed as ordinary income and the Company will be entitled to a tax deduction equal to the amount of ordinary income recognized.

          Plan Benefits. For the year ended December 31, 2000, the Company and its subsidiaries expensed a total of approximately $620,000 for non-employee directors attendance at Board of Directors and committee meetings. If the Plan were in existence during 2000, all of such directors could have elected to receive their compensation pursuant to the terms of the Plan. Directors who are employees of the Company or its subsidiaries are not currently eligible to receive director fees and therefore are not currently eligible to participate in the Plan.

          THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE FOR APPROVAL OF THE WINTRUST FINANCIAL CORPORATION DIRECTORS DEFERRED FEE AND STOCK PLAN.

                              INDEPENDENT AUDITORS

          Ernst and Young LLP served as the Company's independent auditor for 2000. Ernst and Young's fees for the last fiscal year's audit were: Annual audit of $181,500, audit related services of $133,300 and all other services of $141,750. Audit related services generally include fees for the benefit plan audits, Securities and Exchange Commission registration statements and internal audit services. All other services generally include fees for review of tax returns and other tax services. Ernst and Young LLP provided no financial information systems or design and implementation services during 2000. The audit committee has considered whether the provision of non-audit services by the Company's auditor is compatible with maintaining auditor independence.

          One or more representatives of Ernst and Young LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so and will be available at the meeting to respond to appropriate questions.


                              SHAREHOLDER PROPOSALS

          Shareholders' proposals intended to be presented at the Company's 2002 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company no later than December 28, 2001, in order to be considered for inclusion in the proxy material for that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 (the "Exchange Act"). Furthermore, in order for any shareholder to properly propose any business for consideration at the 2001 Annual Meeting, including the nomination of any person for election as a director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the shareholder's intention to make such proposal must be furnished to the Company in accordance with the By-laws. Under the provisions of the By-laws, the deadline for such notice is March 24, 2002.


                                 OTHER BUSINESS

          The Company is unaware of any other matter to be acted upon at the annual meeting for shareholder vote. In case of any matter properly coming before the meeting for shareholder vote, unless discretionary authority has been denied the proxy holders named in the proxy accompanying this statement shall vote them in accordance with their best judgment.


                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              /s/ David A. Dykstra
                                              David A. Dykstra
                                              Secretary

                                   APPENDIX A
                         WINTRUST FINANCIAL CORPORATION

                    Audit Committee of the Board of Directors

                                COMMITTEE CHARTER
                   [(approved by the Board on April 18, 2000)]


COMPOSITION:        The  Audit  Committee  shall be  comprised  of not less than
------------
                    three  members  of the  Board  as may  be  appointed  to the
                    Committee from time to time by a majority of the Board, each of whom shall not be an officer or  employee  of the Company or its subsidiaries,  shall not have any relationship which, in the  opinion  of the  Board,  would  interfere  with  the
                    exercise  of  independent   judgment  in  carrying  out  the
                    responsibilities of a director,  and shall otherwise satisfy the applicable  membership  requirements  under the rules of the National  Association  of Securities  Dealers,  Inc. All
                    members  shall be  financially  literate  and at  least  one member shall have accounting or related financial management experience.  The Chairman of the Committee  shall be elected
                    by  the  Board  out  of  those  members   appointed  to  the
                    Committee. The Chairman shall preside at meetings of the Committee.

COMMITTEE ROLE AND
SCOPE OF AUTHORITY: The Audit Committee shall provide assistance to the Board in
-------------------
                    fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company" financial statements and the financial reporting process (including the establishment and adequacy of appropriate reserves), the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and legal compliance and ethics programs as established by management and the Board.

                    The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements.

                    The Committee shall have a clear understanding with Company management and the independent auditors that the independent auditors are ultimately accountable to the Board and Committee as representatives of the Company's shareholders.

                    The duties of the Audit Committee shall include (in addition to any other specific responsibilities expressly assigned to the Committee by resolution of the Board) the following:

                    1. the ultimate authority and responsibility, along with the Board, to select, evaluate and, where appropriate, replace the independent auditors. The review and recommendation to the Board of the selection of independent auditors shall be done on an annual basis;

                    2. discuss with the independent auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board;

                    3. meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year, the related audit fees and the audit procedures to be utilized, and at the conclusion thereof, review such audit, including any comments or recommendations of the independent auditors;

                    4. review with the independent auditors, the Company's internal auditor (if appointed), and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company including the Company's system to monitor and manage business risk and legal and ethical compliance programs, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper;

                    5.   periodically   review  Company  policy   statements  to
                         determine adherence to an appropriate corporate code of conduct;

                    6. review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors;

                    7. receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan;

                    8. review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q and discuss the results of the quarterly review and any other matters required to be communicated by the independent auditors under generally accepted auditing standards. The Chairman may represent the entire Committee for the purposes of this timely review;

                    9. review the financial statements to be included in the Company's Annual Report on Form 10-K with management and the independent auditors including a discussion with the independent auditors about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the degree of aggressiveness or conservatism, the clarity of the disclosures in the financial statements, and the results of the annual audit and any other matters required to be communicated to the Committee under generally accepted auditing standards;

                    10. provide sufficient opportunity for the internal and independent auditors to meet with the members of the Committee without members of management present (items to be discussed are the independent auditors' evaluation of the Company's financial, accounting, and auditing personnel, and the cooperation the independent auditors received during the course of the audit);

                    11. review accounting and financial human resources and succession planning related to those functions within the Company; and

                    12. empowered to investigate any matter brought to its attention within the scope of its duties with full access to all books, records, facilities, Company personnel and independent counsel or other experts for this purpose if, in its judgment, that is appropriate.

                    In carrying out its duties and responsibilities, the Committee shall maintain free and open communication between the directors, independent auditors, internal auditors, and management of the Company.

FORMAL REPORTING:   Beginning  with the 2001 Annual Proxy  Statement,  the Audit
-----------------
                    Committee must annually include a report therein that states whether the  Committee  has: 1) reviewed the annual  audited financial statements with management;  2) discussed with the independent  auditors the matters required by SAS No. 61; 3)
                    received from the independent  auditors the required written communication  and  discussed  with them their  independence
                    and,  based  on  the  above  reviews  and  discussions,   4)
                    recommended   to  the  Board  that  the  audited   financial
                    statements be included in the Company's Form 10-K for filing with the Securities and Exchange Commission. The report shall also state that it is governed by a formal written charter and must disclose if the Committee has determined to allow a non-independent director to serve on the Committee.
                    Once every three years, beginning with the 2001 Annual Proxy
                    Statement, the Committee must also include a copy of its charter.

MANNER OF ACTING:   A majority of the members of the Audit Committee present (in
-----------------
                    person or by telephone) at any meeting of the Committee shall constitute a quorum and approval by a majority of the quorum is necessary for Committee action. Minutes shall be recorded of each meeting held. When appropriate, action may be taken by written consent in lieu of a meeting of the Committee.

REPORTS:            The Chairman of the Audit  Committee (or in his absence such
--------
                    other Committee member as the Committee may select) shall report on behalf of the Committee to the full Board at each regularly scheduled meeting thereof with respect to any action taken by the Committee if any meetings of the Committee have been held (or action otherwise taken) since the date of the previous Board meeting. In lieu of any such report, the minutes of meetings held or other record of action taken may be submitted to the Board of Directors for review.

REVIEW OF CHARTER:  The  Audit  Committee,  on at least an annual  basis,  shall
------------------
                    review and reassess its charter and subsequently obtain approval of its charter from the Board of Directors.

                                   APPENDIX B




                         WINTRUST FINANCIAL CORPORATION




                      DIRECTORS DEFERRED FEE AND STOCK PLAN

                                    * * * * *

                                TABLE OF CONTENTS

                                                                            Page

1.       Establishment; Purpose................................................1

2.       Participation.........................................................1

3.       Election to Participate...............................................1

4.       Cash Deferral Election................................................1

5.       Fees Paid in Stock....................................................2

6.       Deferred Stock Units..................................................2

7.       Available Shares......................................................3

8.       Shares................................................................3

9.       Treatment of Prior Deferred Compensation Accounts.....................3

10.      Securities Law Compliance.............................................3

11.      Adjustment in Capitalization..........................................3

12.      Nonassignment.........................................................3

13.      Designation of Beneficiary............................................3

14.      Administration........................................................4

15.      Federal Tax Withholding...............................................4

16.      Amendment.............................................................4

17.      Governing Law.........................................................4

                         WINTRUST FINANCIAL CORPORATION
                      DIRECTORS DEFERRED FEE AND STOCK PLAN


1. ESTABLISHMENT; PURPOSE. Wintrust Financial Corporation (the "Company") establishes this Wintrust Financial Corporation Directors Deferred Fee and Stock Plan (the "Plan"), for the benefit of the directors of the Company and the directors of the Company's subsidiaries, to be administered by the Chief Financial Officer of the Company (the "Administrator"). The purpose of the Plan is to provide a means whereby directors of the Company and its subsidiaries may defer, to some future date, the fees payable to the director for services as a director, as well as to provide an incentive to such directors to remain as directors, increase their efforts for the success of the Company, and encourage them to own additional shares of Common Stock of the Company ("Common Stock"), thereby aligning their interests more closely with the interests of the shareholders of the Company. The Plan is intended as a means of maximizing the effectiveness and flexibility of the Company's compensation arrangements for directors and as an aid in attracting and retaining individuals of outstanding abilities to serve as directors. This Plan shall be effective upon approval by the Company's shareholders and supersedes and replaces all prior deferred compensation plans maintained by the Company or any of its subsidiaries for the benefit of directors.

2. PARTICIPATION. An eligible director may become a participant in the Plan by making an election pursuant to paragraph 3 hereof. In the event a participant no longer meets the requirements for participation in this Plan, he or she shall become an inactive participant, retaining all the rights described under this Plan, except the right to make any further deferrals, until the time that he or she again becomes an active participant.

3. ELECTION TO PARTICIPATE. Any director of the Company or any of its subsidiaries may elect to participate in the Plan by filing an election with the Administrator. Elections to participate shall apply at a minimum to a one-year period commencing on July 1 and ending on June 30. Once an election has been filed with the Administrator, the director shall participate in the Plan for the entire year in which he or she has initially elected to participate and for all subsequent years until the director files a notice of revocation or change of such election with the Administrator. To be effective, any election, revocation or change under this paragraph 3 must be filed by the June 30th immediately preceding the July 1st on which it is to take effect; provided, however, a newly eligible director may, within 30 days of the date he or she first becomes an eligible director, make an election which relates to fees otherwise payable to him or her provided such fees relate to future services.

4. CASH DEFERRAL ELECTION. Commencing as of July 1 of the year a director elects to defer receipt of his or her director's fees in cash, all director fees earned by the director shall be maintained by the Company in a deferred compensation account. The amount of the director's fees shall be credited to this account as of the date such fees otherwise would be payable. No funds shall actually be set aside for payment under the Plan and any director to whom an amount is credited under the Plan shall be deemed a general, unsecured creditor of the Company. Director fees for this purpose shall be all fees paid to a director by reason of his or her being a member of the Board of Directors of the Company or any of its subsidiaries or any committee of any thereof. All dollar amounts credited to a deferred compensation account maintained in the name of a director shall accrue interest at the rate per annum equal to the 91-day Treasury Bill discount rate, adjusted quarterly, until paid. Accrued interest shall be credited to deferred compensation accounts as of the last day of each calendar quarter.

5. FEES PAID IN STOCK. Commencing as of July 1 of the year a director elects to receive his or her director's fees currently in Common Stock, all director fees earned by the director shall be paid in shares of Common Stock until the director shall cease to serve as a member of the Company's Board of Directors or until June 30 of the year in which the director shall file a notice of revocation of such election, whichever first occurs. Director fees for this purpose shall be all fees paid to a director by reason of his or her being a member of the Board of Directors of the Company or any of its subsidiaries or any committee of any thereof. The number of shares of Common Stock to be paid to a director shall be computed quarterly by dividing the total amount of fees earned by the director in the quarter by the fair market value of one share of Common Stock as of the last business day on which trades in Common Stock were reported during the calendar quarter immediately preceding the quarter in which the fees were earned. Fair market value as of any date means the average of the high and low sales prices of the Common Stock as reported on the Nasdaq National Market on that date. The number of shares to be paid to a director shall be issued, and shares delivered to the director, on an annual basis, on or about January 15th, or more frequently as the administrator shall determine.

6. DEFERRED STOCK UNITS. Commencing as of July 1 of the year a director elects to receive his or her director's fees in Common Stock and to defer receipt of such Common Stock, the Company shall maintain on its books deferred stock units ("Units") representing an obligation to issue shares of Common Stock to such director. Units shall be credited to the director at the time and in the amount that shares of Common Stock would otherwise have been determined to be payable under paragraph 5 in the absence of an election to defer. Additional Units shall be credited at the time dividends are paid on the Common Stock, as if such dividends were director fees subject to this Plan. No Common Stock shall actually be set aside for payment under the Units and any director to whom Units are credited under the Plan shall be deemed a general, unsecured creditor of the Company. Director fees for this purpose shall be all fees paid to a director by reason of his or her being a member of the Board of Directors of the Company and any of its subsidiaries or any committee of any thereof.

7. AVAILABLE SHARES. Subject to paragraph 10 (relating to adjustments upon changes in capitalization), as of any date the maximum number of shares of Common Stock issued and issuable under the Plan shall be 150,000.

8. SHARES. Shares paid to directors under the Plan shall be paid with newly issued shares of Common Stock of the Company or treasury shares of Common Stock held by the Company. No fractional shares shall be issued. Whenever the computation of the number of shares to be paid results in a fractional amount of one-half or greater, such amount shall be rounded up to the next greater whole number of shares and in all other cases such amount shall be rounded down to the next lower whole number of shares.

9. TREATMENT OF PRIOR DEFERRED COMPENSATION ACCOUNTS. Dollar amounts accrued through June 30, 2001, to deferred compensation accounts of directors under plans previously maintained by the Corporation or any of its subsidiaries will be transferred and credited to the directors' respective deferred compensation accounts under the Plan as of July 1, 2001; provided, however, at the discretion of the Administrator, such amounts may be credited on such date in Units on the basis of the fair market value of the Common Stock on June 30, 2001 for any directors who have submitted participation agreements prior to such date electing to defer director fees under the Plan and to receive Common Stock.

10. SECURITIES LAW COMPLIANCE. The Administrator may impose such requirements and restrictions with respect to any shares of Common Stock acquired under the Plan as it may deem advisable including, without limitation, (a) legends and/or stop-transfer orders restricting transferability, and (b) investment and other representations from directors.

11. ADJUSTMENT IN CAPITALIZATION. In the event that any change in the outstanding shares of Common Stock occurs by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination, share exchange or similar corporate change, (i) the number of shares of Common Stock which may be issued under this Plan shall be appropriately adjusted, and (ii) the Units credited to any participant's deferred compensation account shall be appropriately adjusted.

12. NONASSIGNMENT. Neither a director, during his or her lifetime, nor his or her duly designated beneficiary shall have any right to assign, transfer, pledge or otherwise convey the right to receive any Common Stock or Units hereunder, and any such attempted assignment, transfer, other conveyance shall not be recognized by the Company.

13. DESIGNATION OF BENEFICIARY. A director may designate the beneficiary which is to receive any unpaid Common Stock or Common Stock payable with respect to Units credited at the director's death. Such designation shall be effective by filing a written notification with the Administrator and may be changed from time to time by similar action. If no such designation is made by a director, any such balance shall be paid to the director's estate.

14. ADMINISTRATION. The Administrator shall establish the procedures and maintain all books and records in connection with the Plan. The
          Administrator may, in his sole discretion, delegate any plan administration responsibilities to one or more agents as he deems advisable.

15. FEDERAL TAX WITHHOLDING. If the Company or any of its subsidiaries becomes obligated to make federal tax withholding payments with respect to directors fees paid, the Company shall be entitled to withhold such amounts from the amounts payable to directors regardless of whether the directors have elected to be paid in cash or stock. If amounts are to be withheld out of shares issuable to a director, the reduction in the number of shares issuable shall be determined based on the fair market value of the Company's Common Stock on the date of issuance. With respect to fees payable in stock, in lieu of reducing the number of shares to be issued, the Company may in its discretion require participants to pay cash to the Company in the amount of the tax withholding due prior to releasing the shares.

16. AMENDMENT. The Plan may be amended or terminated at any time by action of the Board of Directors of the Company, but no amendment shall adversely affect a director's rights with respect to fees earned but not yet paid in either cash, Common Stock or Units without the director's written consent. Upon termination of the Plan, the Company may make immediate distributions of all amounts credited to deferred compensation accounts.

17. GOVERNING LAW. This Plan shall be governed by and construed in accordance with Illinois law. 1.

The Directors and Officers of

Wintrust  Financial  Corporation
cordially invite you to attend our
2001 Annual Meeting of Shareholders
Thursday,  May 24, 2001, 10:00 a.m.
Hyatt-Deerfield
1750 Lake Cook Road
Deerfield, Illinois


   YOU CAN VOTE IN ONE OF THREE WAYS: 1) BY MAIL, 2) BY PHONE, 3) BY INTERNET.
              See the reverse side of this sheet for instructions.


IF YOU ARE NOT VOTING BY TELEPHONE OR BY  INTERNET,  COMPLETE  BOTH SIDES OF THE
           ---
        PROXY CARD, DETACH HERE AND RETURN IN THE ENCLOSED ENVELOPE TO:

                           Illinios Stock Transfer Co.
                      209 West Jackson Boulevard, Suite 903
                             Chicago, Illinois 60606


                                   IMPORTANT
                                   ---------
           Please complete both sides of the PROXY CARD, sign, date,
                  detach and return in the enclosed envelope.

--------------------------------------------------------------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF NOT OTHERWISE SPECIFIED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED AND FOR PROPOSAL 2. THE UNDERSIGNED REVOKES ALL PROXIES HERETOFORE GIVEN TO VOTE AT SUCH MEETING AND ALL ADJOURNMENTS OR POSTPONEMENTS.






Dated _____________________

___________________________

___________________________
(Please sign here)


Please sign your name as it appears above. If executed by a corporation, a duly authorized officer should sign. Executors, administrators, attorneys, guardians and trustees should so indicate when signing. If shares are held jointly, at least one holder must sign.

--------------------------------------------------------------------------------

Wintrust Financial Corporation

If you personally plan to attend the Annual Meeting of Shareholders, please check the box below and list the names of attendees on reverse side.

Return this stub in the enclosed envelope with your completed proxy card.


I/We do plan to attend
the 2001 meeting         ________

                                 TO VOTE BY MAIL

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.

                              TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:

1. Read the accompanying Proxy Statement.
2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.
3. When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card below. Please note that all votes cast by telephone must be submitted prior to midnight Central Time, May 22, 2001. Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

      If You Vote By TELEPHONE Please Do Not Return Your Proxy Card By Mail

                               TO VOTE BY INTERNET

Your internet vote is quick, confidential and your vote is immediately submitted. Just follow the se easy steps:

1. Read the accompanying Proxy Statement.

2. Visit our Internet voting Site at HTTP://WWW.EPROXYVOTE.COM/IST-WFCCM/ and follow the instructions on the screen.

3. When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card. Please note that all votes cast by internet must be submitted prior to midnight Central Time, May 22, 2001. Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

THIS IS A "SECURED" WEB PAGE SITE. YOUR SOFTWARE AND/OR INTERNET PROVIDER MUST BE ENABLED TO ACCESS THIS SITE. PLEASE CALL YOUR SOFTWARE OR INTERNET PROVIDER FOR FURTHER INFORMATION.

      If You Vote By Internet, Please Do Not Return Your Proxy Card By Mail

--------------------------------------------------------------------------------


Wintrust Financial Corporation
REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John S. Lillard and Edward J. Wehmer and either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each them to represent and to vote, as designated below, all the shares of Common Stock of Wintrust Financial Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 24, 2001 or any adjournment thereof. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted, to the extent legally permissable, by those named in this proxy in their best judgement.

      PROPOSAL 1 -  ELECTION  OF  DIRECTORS  (To  be  designated  as  Class  II
                   Directors with term ending in 2004.)
                   [   ]    FOR ALL NOMINEES LISTED BELOW
                            (Except as marked to the contrary below).

                   [   ]    WITHHOLD AUTHORITY to vote for all nominees below.
                            (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR
                            ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE
                            NOMINEE'S NAME).

        01   Bruce K. Crowther                  05   Albin F. Moschner
        02   Bert A. Getz, Jr.                  06   Christopher J. Perry
        03   William C. Graft                   07   Ingrid S. Stafford
        04   Marguerite Savard McKenna          08   Katharine V. Sylvester


     PROPOSAL 2 - APPROVAL OF DIRECTORS DEFERRED FEE AND STOCK PLAN
                  AS DESCRIBED IN THE PROXY STATEMENT

                  [   ] FOR   [   ] AGAINST   [   ] ABSTAIN


                        (To be signed on the other side)